Exhibit 99.1

Contacts:	Francesca Marraro (media relations) (212) 857-5442 fmarraro@hms.com	Christine Rogers Saenz (investor relations) (212) 857-5986 csaenz@hms.com

HMS Acquires Verify Solutions, Adding Dependent Eligibility Audit Services and Expanding into Employer Market

NEW YORK, January 4, 2010 – HMS today announced that it has acquired the assets of Verify Solutions, a metropolitan Atlanta-based company specializing in dependent eligibility audit services for employer-sponsored healthcare plans.

Verify Solutions’ services ensure that dependents covered by employees are eligible to receive healthcare benefits. Their services provide clients with savings throughout the benefit cost structure, including medical, prescription drug, dental, and vision plans. The company also conducts Human Resources Data Reviews, to ensure that employers comply with ERISA, EEOC, and other governmental requirements.

“As healthcare reform takes shape, employers will continue to play a critical role in how citizens receive healthcare coverage,” said Bill Lucia, Chief Executive Officer of HMS. “This acquisition moves HMS into the employer-based market with a valuable new service that fits well with our mission to help control healthcare costs. This new service is consistent with our current offerings, which ensure that individuals are properly identified with the correct insurance coverage.”

Alan Rose and Susan Massey, Principals of Verify Solutions, will serve as Vice Presidents in HMS’s Employer Services Division. “While our clients have achieved significant savings from our dependent eligibility audits, they have also demonstrated a strong appetite for additional cost containment solutions,” said Rose. “We are excited to offer our clients the range of coordination of benefits and program integrity services from HMS.”

The purchase price for the assets of Verify Solutions was $8.0 million, with additional future payments contingent upon future financial performance. HMS projects revenues from dependent eligibility audits of approximately $7 million and expects the transaction to be accretive to earnings per share for the fiscal year ending December 31, 2010.

About HMS (NASDAQ:HMSY)
HMS is the leader in coordination of benefits and program integrity services for government healthcare programs. The company’s clients include health and human services programs in more than 40 states, 100 Medicaid managed care plans, the Centers for Medicare and Medicaid Services (CMS), and Veterans Administration facilities. HMS helps ensure that healthcare claims are paid correctly and by the responsible party. As a result of the company’s services, government healthcare programs recover over $1 billion annually, and avoid billions of dollars more in erroneous payments.